SECOND AMENDMENT TO THE
                             ROGERS CORPORATION
                           1990 STOCK OPTION PLAN
                             (Restatement No. 3)

Pursuant to the powers reserved to it in Section 12 of the Rogers
Corporation 1990 Stock Option Plan (Restatement No. 3) (the "Plan"), the Board of Directors of Rogers Corporation (the "Board") hereby amends the Plan, effective as of August 22, 2002, by:

   (i) Deleting the first sentence of Section 5 of the Plan and replacing it with the following sentence: "Options may be granted to and Stock may be purchased by those Key Employees who are recommended by the Chief Executive Officer of the Company and approved by the Committee.", and

  (ii) Adding the following sentence to the end of Section 5:
       "Options may also be granted, under such terms and conditions as the Committee deems appropriate, to former employees of the Company or any Subsidiary of the Company, if such employment ends after August 31, 2002."

    Except as herein amended, the provisions of the Plan shall remain in full force and effect.

    IN WITNESS WHEREOF, the Board has caused this Second Amendment to
the Plan to be duly executed on this 7th day of	October, 2002.


					ROGERS CORPORATION


					By:    /s/  Robert M. Soffer
					        Robert M. Soffer
					        Vice President and Treasurer